UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20649

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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ADDvantage Technologies Group, Inc.
            ________________________________________________________
(Name of Registrant As Specified In Its Charter)
                 ______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend and restate ADDvantage Technologies Group, Inc.’s definitive proxy statement for its 2020 Annual Meeting (“Proxy Statement”), which was filed with the Securities and Exchange Commission on January 28, 2020. The sole purpose of this Amendment No. 1 is to reflect that Mr. Timothy S. Harden has indicated his willingness to be a nominee for director, and to provide the required information regarding Mr. Harden. No material changes have been made to the Proxy Statement as filed with the Commission on January 28, 2020 other than to provide the required disclosure regarding Mr. Harden. The definitive Proxy Statement as filed with the Commission on January 28, 2020, is not being mailed to shareholders as it would be potentially misleading and confusing. Instead Amendment No. 1 is being filed with the Commission and mailed to our shareholders.

ADDvantage Technologies Group, Inc.
1430 Bradley Lane
Carrollton, Texas 75007

NOTICE OF ANNUAL MEETING

Date: Wednesday, March 18, 2020

Time: 9:00 A.M.

Place: Corporate Office of ADDvantage Technologies Group, Inc.
             1430 Bradley Lane, Suite 196

            Carrollton, TX  75007

Matters to be voted on:

1.	Election of seven directors.

2.	Ratification of the appointment of HoganTaylor LLP as our independent registered public accounting firm for fiscal 2020.

3.	Proposal to approve an amendment to the Company’s 2015 Incentive Stock Plan increasing the authorized number of shares of common stock under the plan by 1,000,000 shares.

4.	Proposal to approve director compensation plan.

5.	Proposal to approve, on an advisory basis, the compensation of our named executive officers.

6.	Proposal to approve, on an advisory basis, the frequency of seeking approval of our executive officer compensation.

7.	Any other business as may properly come before the shareholders at the meeting.

Your vote at the annual meeting is important to us.  Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.  This proxy statement has information about the annual meeting and was prepared by our management and our Board of Directors.  This proxy statement is first being sent to shareholders on or about February 7, 2020.  Please note that our annual report accompanies this mailing of the proxy statement.

By Order of the Board of Directors,

/s/ Scott Francis

Scott Francis, Vice President, Chief Accounting Officer and Secretary

February 6, 2020

p.s. If you have any questions or need assistance voting your shares, please call Saratoga Proxy Consulting LLC at (212) 257-1311 (collect) or (888) 368-0379 (toll free) or by email at infor@saratogaproxy.com.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
PROXY STATEMENT

ADDvantage Technologies Group, Inc.
1430 Bradley Lane
Carrollton, Texas 75007

PROXY STATEMENT FOR 2020 ANNUAL MEETING

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who can attend the annual meeting?
All shareholders as of the record date, January 22, 2020.

Who can vote?
You can vote your shares of common stock if our records show that you owned the shares on January 22, 2020.  A total of 10,361,292 shares of common stock can vote at the annual meeting.  You get one vote for each share of common stock.  We do not recognize cumulative voting for the election of our directors.  The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?
Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting.  Sign and date the proxy card and mail it back to us in the enclosed envelope.  The proxyholders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal.  Unless you instruct otherwise, the proxyholders will vote for each of the six directors, for the ratification of the appointment of HoganTaylor LLP as our independent registered public accounting firm, for the proposal to amend our 2015 Incentive Stock Plan, for the proposal to approve the director compensation plan, for the “say on pay” proposal, and for the three year option under the frequency proposal.

What if other matters come up at the annual meeting?
The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting.  If other matters are properly presented at the meeting, any proxies returned to us will be voted as the proxyholders see fit.

Can I change my vote after I return my proxy card?
Yes.  At any time before the vote on a proposal, you can change your vote either by giving our Secretary a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card.  We will honor the proxy card with the latest date.  Attendance at the annual meeting will not, by itself, revoke your proxy card.

Can I vote in person at the annual meeting rather than by completing the proxy card?
Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.  If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?
We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting.  If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.  Votes will be tabulated by an inspector of election appointed by our Board of Directors.  Abstentions from voting, which you may specify on all of the proposals other than the election of directors, and the frequency proposal, will have the effect of a negative vote.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called “broker nonvotes”), the nominee may vote them on the proposal to ratify the appointment of HoganTaylor LLP as our independent registered public accounting firm. Uninstructed nominees are not permitted to vote for directors or on any of the other proposals set forth in this Proxy Statement. Broker nonvotes will be counted as present to determine if a quorum exists.

What percentage of stock are the directors and executive officers entitled to vote at the annual meeting?
Together, they have the right to vote approximately 28.6% of our outstanding common stock.

Who are the largest principal shareholders?
David E. Chymiak beneficially owns 2,714,805 shares (26.1%) of our common stock. His brother, Kenneth A. Chymiak, beneficially owns 1,984,367 shares (19.2%) of our common stock.

Who pays for this proxy solicitation?
The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost will be paid by us.  In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person.  None of these employees will receive any extra compensation for doing this, but they may be reimbursed for their out-of-pocket expenses incurred while assisting us in soliciting your proxy.

Who can help answer my other questions?
If you have more questions or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Saratoga Proxy Consulting LLC, our proxy solicitor, at (888) 368-0379 (toll free) or (212) 257-1311 (collect) or by email at info@saratogaproxy.com. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

IDENTIFICATION OF OFFICERS

We have five executive officers.  Our officers are elected by our Board of Directors and serve at the pleasure of the Board of Directors.

Joseph E. Hart

Biographical information for Mr. Hart, President and Chief Executive Officer since October 2018, is set forth below in Proposal No. 1, Election of Directors.

Kevin D. Brown

Kevin D. Brown, 43, was appointed on March 1, 2019 as our Chief Financial Officer.  Before joining the Company, Mr. Brown served as a Partner at 4M Investments ("4M") since 2011, a private equity investment firm.  In this role he oversaw the performance and financial management of 4M's portfolio companies, including leading its telecom infrastructure efforts and evaluating tower, fiber, DAS and small cell opportunities.  He has also served in several executive positions within 4M Investments' portfolio companies, including Global CFO, and ultimately the CEO, of Intercomp Global Services (2011-2014).  Prior to 4M Investments, Mr. Brown worked at M7 Aerospace LP, serving in varying levels of seniority, including as its CFO and ultimately as its CEO. From 1998 to 2004, he worked in Strategy and Corporate Development at Crown Castle International, one of the largest telecom infrastructure businesses in the world.

Colby J. Empey

Colby J. Empey, 46, started on March 1, 2019 as our President of the Wireless Segment.  Prior to joining the Company, from 2017 to 2019, Mr. Empey served as Chief Operations Officer at Fulton Technologies, Inc.   Before he worked at Fulton Technologies Inc., Mr. Empey was Director of Business Development at Paragon Facilities Group where he was responsible for expanding its services specifically in the southwest region with an initial focus on Texas.  From 2015 to 2016 he served as Vice President of Business Development at Xcell Inc., a telecommunications services business, where he oversaw approximately 115 employees generating $22M in revenue in 2015, with $8M coming from new customers.  From 2008 – 2015, Mr. Empey served as Vice President of Operations for the Southwest at Goodman Networks, a provider of end-to-end network infrastructure, professional services and field deployment to the wireless telecommunications and satellite television industry, where he oversaw approximately 240 employees generating $300M in revenue in 2014. In addition, his other responsibilities included negotiating contracts with new vendors to handle site acquisition and engineering, building the first trial market for testing and analyzing LTE performance and commercially launching 3 of the first 5 LTE markets.

Scott A. Francis

Scott A. Francis, 52, has been a Vice President since September 15, 2008, our corporate secretary since August 6, 2009, and our Chief Accounting Officer since March, 2019.  From September 15, 2008 through March, 2019, Mr. Francis served as our Chief Financial Officer.  Mr. Francis has over 25 years of finance and management experience.  Prior to joining ADDvantage, he served as a controller of accounting at Vanguard Car Rental USA, Inc. from June 2004 until September 2008.  Prior to that, he served as manager of financial reporting for WilTel Communications, Inc. from 1997 through May 2004.  Mr. Francis is a certified public accountant with a bachelor of business administration degree in accounting from Oklahoma State University.

Donald E. Kinison

Donald E. Kinison, 44, started in May 2017 as our Vice President, Sales.  In December 2018, Mr. Kinison was promoted to President of the Telco segment.  Mr. Kinison has over 20 years of sales experience in the telecommunication, software and cloud industries.  Prior to joining ADDvantage, Mr. Kinison was the Senior Vice President of Commercial and Enterprise Services for Impact Telecom LLC, a provider of a full range of telecommunication services for carriers, businesses and homes from 2014 to 2017.  From 2012 to 2014, Mr. Kinison was the Senior Vice President of Sales for Associated Network Partners, Inc., a provider of various telecommunications services for carriers.  From 2003 to 2012, Mr. Kinison held various senior management positions, including the Vice President and General Manager of Cbeyond, Inc., a telecommunications and information technology company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of shares of common stock beneficially owned (as of January 22, 2020) by:

•	each person known by us who beneficially owns more than 5% of any class of our voting stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table on page 18; and

•	our directors and executive officers as a group.

Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.

Name and Address Of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent Of Class (1)

David E. Chymiak	2,714,805	(2)	26.1%
1221 East Houston Street
Broken Arrow, OK 74012

Kenneth A. Chymiak	1,984,367	(3)	19.2%
Susan C. Chymiak
15512 Larsen Street
Overland Park, KS

Thomas A. Satterfield, Jr.	991,000	(4)	9.6%
2609 Caldwell Mill Lane
Birmingham, AL 35243

Joseph E. Hart	233,184	(5)	2.2%

Scott A. Francis	152,370	(6)	1.5%

James C. McGill	125,230	(7)	1.2%

Thomas J. Franz	70,063		*

David W. Sparkman	32,052		*

Donald E. Kinison	50,001	(8)	*

Kevin D. Brown	‒	(9)	*

Colby J. Empey	11,000	(10)	*

All Executive Officers and directors as a group (9 persons)	3,388,705	(11)	31.5%
____________________________
*  Less than one percent.

(1)	Shares which an individual has the right to acquire within 60 days pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Includes shares for which the person has sole voting and investment power, or has shared voting and investment power with his/her spouse.
(2)
Includes 50,000 shares subject to stock options which are fully exercisable.  Substantially all of these shares are pledged to the Company to secure the promissory note issued by the buyer in connection with the sale of the Company’s cable television segment.  See “Certain Relationships and Related Transactions.”

(3)
Of the shares beneficially owned by Mr. Chymiak, 1,796,000 are held of record by his spouse, Susan C. Chymiak as trustee of the Susan Chymiak Revocable Trust.  Mr. Chymiak has sole voting and investment power over those shares held of record by him.  Mr. Chymiak disclaims beneficial ownership of the shares held by his wife.

(4)
Based on a Schedule 13G/A, filed on February 13, 2019, of Mr. Satterfield’s reported ownership, 30,000 shares are held jointly with Mr. Satterfield’s spouse; 3,400 shares are held individually by Mr. Satterfield’s spouse; 75,000 shares are held by Tomsat Investment & Trading Co., Inc., a corporation wholly-owned by Mr. Satterfield and of which he serves as President; and 380,000 shares are held by Caldwell Mill Opportunity Fund, which fund is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager. Additionally, Mr. Satterfield has limited powers of attorney for voting and disposition purposes with respect to the following shares: A.G. Family L.P. (375,000 shares); Jeanette Satterfield Kaiser (28,000 shares); Richard W. Kaiser, III (15,000 shares); and David Satterfield (18,000 shares). These individuals and entities have the right to receive or the power to direct the receipt of the proceeds from the sale of their respective shares.

(5)	Includes 200,000 shares subject to stock options which are fully exercisable. Mr. Hart has a total of 200,000 stock options.
(6)	Includes 110,000 shares subject to stock options which are fully exercisable. Mr. Francis has a total of 130,000 stock options.
(7)	Includes 55,147 shares acquired on 10/08/18 that will vest 20% per year with the first installment vesting on the first anniversary of each grant.
(8)	Includes 50,001 shares subject to stock options which are fully exercisable. Mr. Kinison has a total of 100,000 stock options.
(9)
Mr. Brown has a total of 75,000 stock options, none of which are exercisable at this time.  The Company has an obligation to award Mr. Brown 25,000 additional stock options once shares are available in the 2015 Incentive Stock Plan, which will occur if proposal # 3 is approved.

(10)
Mr. Empey directly owns 11,000 shares purchased on 8/23/19.  Mr. Empey has a total of 75,000 stock options, none of which are exercisable at this time.  The Company has an obligation to award Mr. Empey 25,000 additional stock options once shares are available in the 2015 Incentive Stock Plan, which will occur if proposal #3 is approved.

(11)	Includes 410,001 shares subject to stock options which are fully exercisable.

The following table provides information at September 30, 2019 with respect to compensation plans under which our equity securities are authorized for issuance.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	770,000	$1.73	7,154
Equity compensation plans not approved by security holders	0	0	0
Total	770,000	$1.73	7,154

PROPOSAL NO. 1
ELECTION OF DIRECTORS

All of the members of our current Board of Directors are included as Nominees to be elected at the annual meeting.  Additionally, Timothy S. Harden, subject to receiving shareholder approval, has agreed to join our Board of Directors.  The directors will be elected for one-year terms expiring at the next annual meeting.  Our bylaws provide that our Board shall consist of not less than one nor more than nine directors, as determined from time to time by board resolution.  Our Board has established the number of directors for the 2020 fiscal year to be seven.

Vote Required.  The seven nominees receiving the highest number of votes will be elected.  Votes withheld for a nominee will not be counted.  You get one vote for each of your shares of common stock for each of the directorships.

Nominations.  At the annual meeting, we will nominate as directors the persons named in this proxy statement.  Although we do not know of any reason why one of these nominees might not be able to serve, our Board of Directors will propose a substitute nominee if any nominee is unavailable for election.

General Information About the Nominees.  All of the nominees, except for Timothy S. Harden, are currently directors of ADDvantage.  Each has agreed to be named in this proxy statement and to serve as director if elected.  The ages listed for the nominees are as of January 22, 2020.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee.

David E. Chymiak                   Director since 1999

David E. Chymiak, 74, served as our Company’s Chief Technology Officer from April 2, 2012 through June 30, 2019, which was the effective date of the sale of the Cable Television segment to Mr. Chymiak’s affiliated company, Leveling 8, Inc. (see Certain Relationships and Related Transactions section), and oversaw the operations of the Cable Television segment since he co-founded Tulsat in 1985.  Upon the sale of the Cable Television segment to Leveling 8, Mr. Chymiak is no longer an employee of the Company, but will remain on the Company’s Board of Directors.  Mr. Chymiak served as our Company’s Chairman of the Board from August 12, 2014 to October 7, 2018 and from 1999 until April 2, 2012.  Mr. Chymiak brings extensive experience with the various technologies and products within the cable television industry to our Board of Directors with respect to industry matters.  Mr. Chymiak also brings to the Board of Directors business leadership and corporate strategy.

Joseph E. Hart  Director since August 2015

Joseph E Hart, 69, was appointed as our President and Chief Executive Officer in October 2018.  Mr. Hart served in this capacity on an interim basis beginning in July 2018.  Prior to joining the Company, from November 2015 to March of 2018, Mr. Hart was the CEO of Aero Communications, Inc., which is a company that performs installation, maintenance, and network design and construction for the telecommunications industry.  From 2006 – 2014, Mr. Hart served as the Executive Vice President of Network Infrastructure Services and Operations for Goodman Networks, Inc., a provider of end-to-end network infrastructure, professional services and field deployment to the wireless telecommunications and satellite television industry.  For the previous 20 years, Mr. Hart served in various executive leadership positions for AT&T and other various telecommunication and wireless companies.  Mr. Hart holds a master’s of science degree in systems management from the University of Southern California and bachelor of business administration degree from Baldwin-Wallace College.  Mr. Hart’s extensive management experience in operations and corporate strategy in the telecommunications industry allows him to provide significant input to our Board of Directors.

Timothy S. Harden                  Not currently a Director

Timothy S. Harden, 66, has broad Communication Industry experience in various positions of leadership. He currently sits on a number of advisory boards focused on providing products and services in the Communication space. Mr. Harden spent 33 years with AT&T in various operating executive positions. The last of which was President of AT&T’s Worldwide Supply Chain, a $68B operation with over 58,000 suppliers. These responsibilities also included management of the largest private fleet of trucks and cars in the U.S with over 95,000 vehicles. A few of his previous areas of responsibility included President and CEO of AT&T West, an $18B operation of nearly 40,000 employees. President of network services for AT&T Southwest, President of Data and Network Services for SBC Operations. Mr. Harden also gained broad telecommunications experience from a series of executive assignments within AT&T’s predecessor companies SBC and Pacific Telesis, including President of SBC Telecom, Inc., President and Chief Executive Officer of Pacific Telesis Business Systems, Chief Operating Officer of Pacific Bell’s Advanced Communications Network, and Senior VP – Network Engineering and Planning of SBC Data Services.

Mr. Harden started his career as an officer in the US Navy after his graduation from the US Naval Academy. Following his active duty service his first post Navy job was working for Caterpillar Tractor Company in Peoria. Illinois. Mr. Harden started his career in the Telecommunication Industry working for Pacific Bell as a cable maintenance supervisor in downtown San Francisco.

Mr. Harden is active in organizations that promote economic development, educational and youth activities. Additionally, he twice served as Chairman of the QuEST/TIA Forum Executive Board, managing the quality standard TL 9000 through 200+ companies worldwide. He is a former member of Supply Chain 50 representing the top Supply Chains in the U.S., and a member of Supply Chain World representing the top 200 Supply Chains worldwide.

Mr. Harden is an inductee in the National Football Foundation and College Hall of Fame as a scholar athlete. He currently serves on the board of directors for the San Francisco Chap-ter of this national organization. In 2007 he was named as a Distinguished American by this group for his efforts in support of their mission to promote and develop the qualities of leadership, sportsmanship, competitive zeal and the drive for academic excellence in America’s young people. This was only the 9th time this honor has been awarded in the 70 years history of the organization.

Mr. Harden is a retired Captain in the USN Reserve and a past Associate Professor at the University of Utah.

Thomas J. Franz                    Director since August 2007

Thomas J. Franz, 61, is currently head of TJ Franz & Associates, a firm specializing in profitability and contract CFO consulting for small and medium sized businesses, which he founded in 2003.    For the 10 years prior, he served as Chief Financial Officer for several businesses and served in a Chief Operating Officer role as well.  From 1983 to 1993 Mr. Franz held several public accounting roles for clients in the banking, government, venture capital, not for profit and financial services industries.  Mr. Franz is a certified public accountant with a bachelor of business administration degree from Oklahoma State University where he also received a masters degree in accounting.  Mr. Franz’s background in business leadership, corporate strategy and financial and operating expertise allows him to provide significant input to our Board of Directors.

James C. McGill                        Director since August 2007

James C. McGill, 76, was appointed as our Company’s Chairman of the Board on October 7, 2018. Mr. McGill is currently the President of McGill Resources, which is a venture capital investment company, and has served in that capacity since 1987.  In 2015, Mr. McGill formed and owns Ediche, LLC, an importer of women’s clothing from South America to the United States.  He also served in various executive leadership and board of director positions of MacroSolve, Inc., which was a high technology company focused on wireless data collection, from 2002 – 2013.  In addition, he is a board member of numerous organizations in the Tulsa, Oklahoma area, and over the last 40 years he has served on numerous public company boards and has served as chief executive officer of several corporations.  Mr. McGill served on the MacroSolve audit committee for two years and on The IT Group, Inc. audit committee for 12 years as a member and eight years as its chairman. During his career, Mr. McGill has received 25 U.S. and foreign patents in the field of pollution control and has extensive experience in helping to develop early-stage and emerging companies.  Mr. McGill is a registered professional engineer with a bachelor of science degree in chemical engineering from The University of Tulsa where he graduated Cum Laude.  He is a member of the University’s College of Engineering and Applied Sciences Hall of Fame and was named a Distinguished Alumni in 2005.  In 2013, he was named to the Collins College Business Hall of Fame.  Mr. McGill has extensive experience in managing companies in a variety of industries, and his business leadership, corporate strategy background and operating expertise strengthen the Board of Directors.

John M. Shelnutt                    Director since July 2019

John Shelnutt, 57, is currently Vice President of Blue Danube Systems, a start-up company that designs intelligent wireless access solutions using cloud-based analytics and machine learning to deliver high definition active antenna systems technology to the wireless industry.  Prior to May 2017 when he joined Blue Danube Systems, Mr. Shelnutt served in various executive capacities at Cisco from 2011 – 2016 including leading their mobility division with global responsibility for all of the mobile product offerings of the company and managing one of their largest global customers.  Prior to that, Mr. Shelnutt spent 12 years in various executive leadership roles at Alcatel including the startup of their global DSL division and managing their United States mobility division.  Mr. Shelnutt has also served on various boards within the telecommunications industry including the QuEST Forum, ATIS, Broadband Forum and was an advisor to Tech Titans of Dallas, Texas and the City of New York Public Schools Technology group.  Mr. Shelnutt’s extensive experience in the telecommunications industry and background in business leadership and corporate strategy will allow him to provide significant input to our Board of Directors.

David W. Sparkman                        Director since December 2015

David W. Sparkman, 62, is currently Chief Financial Officer of Oklahoma Capital Bank.  Prior to that, he was the President of the financial consulting firm, Ulysses Enterprises, in which he also served in 2009-2010.  Until the sale of the companies in October 2016, he was the Chief Financial Officer for a group of oil field service companies:  Acid Specialists, LLC; Frac Specialists, LLC; and Cement Specialists, LLC.  Mr. Sparkman served in that capacity beginning in September 2014, and prior to joining this group full-time in this capacity, he provided accounting and financial consulting services to these companies starting in April 2014.  From 2010 to 2011, Mr. Sparkman was the CFO for Great White Energy Services until this company was acquired by Archer Well Company in 2011, and then served as the North America Director of Finance for Archer Well Company until 2013.  Mr. Sparkman also spent 12 years with Dollar Thrifty Automotive Group serving in various accounting and finance-related senior management positions.  Mr. Sparkman is a certified public accountant (inactive) and holds a bachelor of business administration degree in accounting from the University of Arkansas where he graduated Cum Laude.  Mr. Sparkman’s background in business leadership, corporate strategy and financial and operating expertise allows him to provide significant input to our Board of Directors.

Recommendation of the Board of Directors:
The Board of Directors recommends a vote FOR the election of each nominee.

BOARD OF DIRECTORS

Board Independence.  The Board of Directors has determined that Messrs. Franz, Harden, McGill, Shelnutt and Sparkman have no relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such individuals are independent under the rules and listing standards of The NASDAQ Stock Market (“NASDAQ”) and the rules of the Securities and Exchange Commission implemented pursuant to the Sarbanes-Oxley Act of 2002.

Board Leadership Structure.  The Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board of Directors believes it is in our best interest to make this determination based on our current position and direction and the constitution of the Board of Directors and management team.  The Board of Directors evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated.  The Board of Directors has determined that having the positions of Chairman and Chief Executive Officer separated is in the best interest of our shareholders at this time. The Chief Executive Officer is primarily responsible for our overall management and the development and implementation of our strategy, and he has access to the people, information and resources necessary to facilitate that function. The Chairman of the Board has extensive experience in managing companies in a variety of industries, and his business leadership, corporate strategy background and operating expertise strengthen the Board of Directors.  The Board of Directors believes that separating the roles of Chief Executive Officer and Chairman is an appropriate leadership structure as it promotes the strengths and expertise of these two individuals currently serving on the Board of Directors.

Oversight of Risk Management.  It is management’s responsibility to manage our enterprise risks on a day-to-day basis.  The Board of Directors is responsible for risk oversight by focusing on our overall risk management strategy and the steps management is taking to manage our risk.

While the Board of Directors as a whole maintains the ultimate oversight responsibility, the Board of Directors has delegated certain risk management oversight responsibilities to its various committees.  The Audit Committee reviews and discusses our major financial risk exposures and the steps management has taken to identify, monitor, and control such risks.  The Compensation Committee is responsible for overseeing risks related to our compensation programs, including structuring and reviewing our executive compensation programs, considering whether such programs are in line with our strategic objectives and incentivizing appropriate risk-taking.  The Corporate Governance and Nominating Committee is tasked with risks associated with corporate governance and compliance.

Committees of the Board.  The Board of Directors has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.  The Board formed a special committee, the Strategic Direction Committee, in fiscal year 2018 for the purpose of negotiating and approving or disapproving the possible sale of the Cable Television segment of the Company to Mr. David Chymiak or his affiliate.  Upon the closing of the sale of the Cable Television segment effective as of June 30, 2019, the Strategic Direction Committee was dissolved.  The Board formed a committee, the Strategy and Corporate Planning Committee, in fiscal year 2019 following the sale of the Cable Television segment.  The following section describes the functions and membership of each committee and the number of times it met during our fiscal year ended September 30, 2019.

AUDIT COMMITTEE

The functions and members of the Audit Committee are set forth below.  The members of the Audit Committee are David W. Sparkman (Chairman), Thomas J. Franz and James C. McGill.  Each of the committee members is “independent” as defined under the rules and listing standards of the NASDAQ Stock Market (“NASDAQ”) and the rules of the Securities and Exchange Commission implemented pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met four times during fiscal year 2019.  All of the meetings were held prior to the reporting of our quarterly financial results.

Functions

•	Selects the firm that will serve as our independent registered public accounting firm;

•
Reviews scope and results of audits with our independent registered public accounting firm, compliance with any of our accounting policies and procedures and the adequacy of our system of internal controls;

•	Oversees quarterly reporting; and

•	Performs the other functions listed in the Charter of the Audit Committee, a current copy of which may be found on our website at www.addvantagetechnologies.com.

Report of the Audit Committee

The Audit Committee of our Board of Directors is comprised of three directors who are not officers.  Under currently applicable rules, each member is an independent director of the Company and meets the independence standards applicable for audit committee members under the rules of NASDAQ as well as under rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors.  The Audit Committee’s policy is to review and pre-approve all proposed engagements for audit or non-audit services rendered by our independent registered public accounting firm.  Under its pre-approval policy, the Audit Committee approved 100% of the services provided by HoganTaylor LLP (“HoganTaylor”) in 2019 as those services are described in the section entitled “Principal Accounting Fees and Services.”  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

•	selected HoganTaylor as our independent registered public accounting firm for the audit of the fiscal 2019 financial statements and the review of the interim quarterly financial statements;

•	reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2019 with management;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
based on the reviews and discussions referred to above, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2019 for filing with the Securities and Exchange Commission (the “SEC”).

Thomas J. Franz	James C. McGill	David W. Sparkman

Audit Committee Financial Expert

The SEC has adopted rules pursuant to the provisions of the Sarbanes-Oxley Act requiring audit committees to include an “audit committee financial expert,” defined as a person who has the following attributes:

1)	an understanding of generally accepted accounting principles and financial statements;

2)	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

3)
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

4)	an understanding of internal control over financial reporting; and

5)	an understanding of audit committee functions.

The financial expert will have to possess all of the attributes listed above to qualify as an audit committee financial expert.

Our Board of Directors has determined that each of Thomas J. Franz, James C. McGill and David W. Sparkman meets the definitions of an audit committee financial expert.

COMPENSATION COMMITTEE

The current members of the Compensation Committee are James C. McGill (Chairman), David E. Chymiak, and John M. Shelnutt.  The Compensation Committee met three times during fiscal 2019.  The functions of the Compensation Committee are set forth below.

Functions

•	Evaluates performance and sets compensation and benefits of Chief Executive Officer;

•	Approves compensation and benefits programs of our other named executive officer(s);

•	Approves compensation and benefits of our non-employee Board of Directors; and

•	Performs the other functions listed in the Charter of the Compensation Committee, a current copy of which may be found on our website at www.addvantagetechnologies.com.

Composition and Delegation

The Compensation Committee of our Board of Directors is currently comprised of three directors who are not officers.  All functions of the Compensation Committee are to be performed by the Committee members and are not authorized to be delegated outside of the Committee.  Under currently applicable rules,  two members qualify as  “independent directors” as defined under Rule 5605(a)(2) of NASDAQ and each member is a “non-employee director” (within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934).

Our Board of Directors has determined that it is in the best interest of the Company that David E. Chymiak serve on the Compensation Committee, although he is not an independent director as defined under Rule 5605(a)(2) of NASDAQ. David E. Chymiak does not meet the definition under NASDAQ Rule 5605(a)(2) because he was an employee of the Company within the last three years. The Board of Directors determined that it is in the best interest of the Company for Mr. Chymiak to serve as a member of the Compensation Committee because as the largest shareholder of the Company, his input on the committee should protect the interests of the shareholders of the Company.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The functions and members of the Corporate Governance and Nominating Committee are set forth below.  The current members of the Corporate Governance and Nominating Committee are Thomas J. Franz (Chairman), James C. McGill, and John M. Shelnutt.  The Committee met one time during fiscal year 2019.  In fiscal year 2019, Joseph E. Hart, the President and CEO of the Company, recommended that the Corporate Governance and Nominating Committee consider John Shelnutt as a Board member.  The Committee considered Mr. Shelnutt and recommended that he be appointed to the Board.  In July 2019, the Board appointed Mr. Shelnutt as a director in order to fill a Board vacancy.

Functions

•	Provides oversight of the governance of the Board of Directors;

•	Makes recommendations to the Board as a whole concerning board size and composition;

•	Identifies individuals qualified to become Board members;

•	Selects or recommends that the Board select the director nomineesto stand for election at the annual meeting of shareholders;

•	Recommends to the Board nominees for the positions of Chairman of the Board, chairmen of the various committees of the Board, and members of the various committees of the Board; and

•	Performs other functions listed in the Charter of the Corporate Governance and Nominating Committee, a current copy of which may be found on our website at www.addvantagetechnologies.com.

The Corporate Governance and Nominating Committee is comprised of three directors who are not officers.  Under currently applicable rules, each member is an “independent director” as defined under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

The Corporate Governance and Nominating Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees, are: (i) regular review of composition and size of the Board; (ii) review of qualifications of candidates properly recommended or nominated by any qualifying shareholder; (iii) evaluation of the performance of the Board and qualification of members of the Board eligible for re-election: and (iv) consideration of the suitability of each candidate, including current members of the Board, in light of the size and composition of the Board.  After such review and consideration, the Corporate Governance and Nominating Committee will recommend a slate of director nominees.

While the Corporate Governance and Nominating Committee has not established specific minimum requirements for director candidates, other than they be at least 21 years of age, the Committee believes that candidates and nominees must reflect a board that is comprised of directors who: (i) are predominantly independent; (ii) are of high integrity; (iii) have qualifications that will increase overall board effectiveness; and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.  The Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but the Committee does consider, among other things, a director nominee’s potential contribution to the diversity of background and experience of our Board of Directors, including with respect to age, gender, international background, race and specialized experience.

The Corporate Governance and Nominating Committee has adopted a policy with regard to the consideration of director candidates recommended by shareholders.  The Corporate Governance and Nominating Committee will consider director candidates recommended by any shareholder holding 10,000 shares of our common stock for at least 12 months prior to the date of submission of the recommendation or nomination.  Additionally, a recommending shareholder shall submit a written statement in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, age, independence, expertise, corporate experience, other commitments and the like, personal references, and a written indication by the candidate of his or her willingness to serve, if elected, and evidence of the recommending person’s ownership of our stock sufficient to meet the stock ownership requirements described above.

STRATEGIC DIRECTION COMMITTEE

The functions and members of the Strategic Direction Committee are set forth below.  The members of the Strategic Direction Committee were James C. McGill (Chairman), David W. Sparkman, and Thomas J. Franz.  The Committee met three times during fiscal year 2019.

Functions

•	Negotiate and approve or disapprove a transaction with David E. Chymiak or his affiliate for the sale of the Cable TV segment of the Company; and

•	Consider strategic options for the Company.

Upon the sale of the Cable Television segment to Leveling 8, which closed effective as of June 30, 2019, this Committee was dissolved.

STRATEGY AND CORPORATE PLANNING COMMITTEE

The functions and members of the Strategy and Corporate Planning Committee are set forth below.  The current members of the Strategy and Corporate Planning Committee are John M. Shelnutt (Chairman), Joseph E. Hart, and James C. McGill.  The Committee was established in September 2019 and will begin meeting in fiscal year 2020.

Functions

•	the development of the Company’s short-term and long-term strategic Plan;

•	oversees the execution of the Company’s strategic Plan;

•	help develop new and enhance existing relationships with Customers;

•	assists with business development and internal expansion efforts;

•	pursuing Merger and Acquisition opportunities; and

•	the development of a Working Capital Strategy and Capital-Raise Plan to achieve the above.

BOARD MEETINGS

Our Board held eleven meetings during fiscal year 2019.  Each director attended all of the meetings of the Board and the committees on which he served.

Shareholder Communication with the Board of Directors and Committees

Communication with the Board of Directors or any of the Committees should be directed to the attention of David W. Sparkman.  Written correspondence to Mr. Sparkman may be delivered to our executive offices, 1430 Bradley Lane, Carrollton, Texas, 75007.  All shareholder communications directed to Mr. Sparkman will be promptly forwarded to him.  All Board members are encouraged, but not required, to attend our annual meeting.  Last year, all of our Board members (board members at the date of the meeting) attended our annual meeting.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics which is applicable to all of our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is posted on our website at www.addvantagetechnologies.com.  We intend to satisfy the disclosure requirements, including those of Item 406 of Regulation S-K, regarding certain amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal year 2019, there have been several related party transactions with Mr. David Chymiak or affiliates owned by him as follows:

Real Estate Transactions

In October 2018, the Company sold its Broken Arrow, Oklahoma facility to David Chymiak LLC for a cash purchase price of $5,000,000.  This sale closed in November 2018.  In connection with the sale of the Broken Arrow, Oklahoma facility, Tulsat, which is one of the subsidiaries contained in the Cable TV segment, entered into a ten-year lease with Mr. Chymiak for $528,000 per year, paid in equal monthly installments.

Tulsat, as tenant, will be responsible for most ongoing expenses related to the facility, including property tax, insurance and maintenance.

In March 2019, the Company sold its Sedalia, Missouri building to David Chymiak LLC for a cash purchase price of $1,350,000.  In connection with the sale, Comtech Services, which is one of the subsidiaries contained in the Cable TV segment, entered into a ten-year lease with David Chymiak LLC for $128,250 per year, paid in equal monthly installments.  Comtech Services, as tenant, will be responsible for most ongoing expenses related to the facility, including property tax, insurance and maintenance.

In June 2019, the Company sold its Warminster, Pennsylvania building to David Chymiak LLC for a cash purchase price of $725,000.  In connection with the sale, NCS Industries, which is one of the subsidiaries contained in the Cable TV segment, entered into a ten-year lease with David Chymiak LLC for $68,875 per year, paid in equal monthly installments.  NCS Industries, as tenant, will be responsible for most ongoing expenses related to the facility, including property tax, insurance and maintenance.

Each of the real estate transactions described above were approved by the Strategic Direction Committee and the Board of Directors.  In addition, as part of the sale of the Cable Television segment described below, the Company was released from the lease obligations in connection with these real estate transactions.

Sale of Cable Television Segment

In December 2018, the Company entered into an agreement for the sale of our Cable TV segment business to Leveling 8, Inc., a company controlled by David Chymiak, for $10.3 million.  This agreement was approved by the Company’s Strategic Direction Committee and Board of Directors.  The sale was subject to shareholder approval, and in April 2019, the Company distributed a proxy statement to its shareholders for a special meeting of shareholders on May 29, 2019.  The shareholders approved the sale at the special meeting, and the Company then closed the transaction effective as of June 30, 2019.

The $10.3 million purchase price consisted of $3.9 million of cash at closing (subject to working capital adjustments), less the $2.1 million of cash proceeds from the sale of the Sedalia, Missouri and Warminster, Pennsylvania facilities already received and a $6.4 million promissory note to be paid in semi-annual installments over five years with an interest rate of 6.0%.  The sale of the facility in Broken Arrow, Oklahoma for $5.0 million was completed prior to entering into the sale agreement, and therefore was not an adjustment to the overall purchase price.

As part of the sale agreement, Mr. Chymiak personally guaranteed the promissory note due to the Company and pledged certain assets (directly and indirectly owned) to secure the payment of the promissory note, including substantially all of Mr. Chymiak’s Company common stock.  Mr. Chymiak also entered into a standstill agreement with the Company under which he is limited in taking action with respect to the Company or its management for a period of three years after the closing of the cable sale.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with a copy of each of these reports.  SEC regulations impose specific due dates for these reports and we are required to disclose in this proxy statement any failure to file by these dates during fiscal year 2019.

Based solely on the review of the copies of these reports furnished to us and written representations that no other reports were required, during and with respect to the fiscal year ended September 30, 2019, we believe that these persons have complied with all applicable filing requirements.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

We paid our non-employee directors $500 per quarter and $750 for each board meeting and $375 for each committee meeting or telephonic board or committee meeting the director attended.  The chairman of the Audit Committee receives an additional $375 per meeting, and the chairmen of the Compensation and Governance and Nominating Committees receive an additional $150 per meeting.  In addition, all directors are eligible to receive awards of restricted shares, which are subject to a 12-month holding period, or options to purchase shares of our common stock each year after the annual shareholders meeting.  These annual awards generally total $10,000 to $15,000 and have ranged between 1,000 and 11,450 shares. Annual stock grants are made to directors under our 2015 Incentive Stock Plan and no grants were made in 2019 because there were insufficient shares in the 2015 Incentive Stock Plan.  If Proposal #3 is approved by shareholders, we will make those restricted stock grants to the directors, effective as of the date the grants should have been made in 2019.

We reimburse all directors for out-of-pocket expenses incurred by them in connection with their service on our Board and any Board committee.  The following table reflects the total compensation earned by each non-employee director during the last fiscal year:

Fiscal Year 2019 Director Compensation

Name	Fees Earned or Paid in Cash		Restricted Stock Awards		Total Compensation
Thomas J. Franz (1) (2) (3) (4)	$15,350		$-	(5)	$15,350
David E. Chymiak (7)	$3,500	(7)	$-	(5)	$3,500
James C. McGill (1) (2) (3) (4) (6)	$75,000	(6)	$15,000	(5)	$90,000
John M. Shelnutt	$4,250	(6)	$-	(5)	$4,50
David W. Sparkman (1) (2) (3) (4)	$15,500		$-	(5)	$15,500

(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance and Nominating Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Strategic Direction Committee.
(5)
The directors are normally granted $15,000 of restricted stock in March each fiscal year. However, there were not enough shares available under the 2015 Incentive Stock Plan to grant the directors in March 2019.  The fair value of the stock awards are amortized over the 12-month holding period to compensation expense in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.  The fair value of the stock award was based on the closing market price of the stock on the date of grant.

(6)
James C. McGill and the Company entered into a Letter Agreement on October 8, 2018, which provides that Mr. McGill will receive annual compensation in the form of $75,000 cash and $75,000 in shares of restricted stock for serving as Chairman of the Board.  The shares will be delivered 20% per year over five years.
Mr. McGill received his first $15,000 of restricted stock on October 8, 2018, but he has not yet received his $15,000 of restricted stock on October 8, 2019 as the Company does not have enough stock under the 2015 Incentive Stock Plan. If Proposal #3 is approved, the shares owed to Mr. McGill will be granted to him effective as of October 8, 2019.

(7)	David Chymiak’s director compensation represents his compensation when he was no longer Chief Technology Officer in July 2019 through September 2019.

As part of the 2020 Executive Compensation Plan, the board has approved a new director compensation plan which is described on page 28 of this Proxy Statement and has been proposed to shareholders for approval at the Annual Meeting.

SUMMARY COMPENSATION TABLE

The following table reflects the compensation of the named executive officers (“NEOs”) of the Company for the fiscal years ended September 30, 2019 and 2018.

Name and Principal Position		Year	Salary		Bonus		Restricted Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation		All Other Compensation (3)		Total Compensation
Joseph E. Hart	Principal Executive Officer (4)	2019 2018	$ $	303,846 57,692	$ $	(9) –	$ $	‒ 15,000	$ $	84,000 –	$ $	‒ –	$ $	28,192 962	$ $	416,038 73,654

Kevin D. Brown	Principal Financial Officer (5) (6)	2019 2018	$ $	123,538 ‒	$ $	(9) –	$ $	‒ ‒	$ $	32,175 –	$ $	‒ –	$ $	53,677 ‒	$ $	209,390 ‒

Colby J. Empey	President of the Wireless Segment (7)	2019 2018	$ $	165,000 ‒	$ $	(9) –	$ $	‒ ‒	$ $	32,175 –	$ $	‒ –	$ $	13,135 ‒	$ $	210,310 ‒

Scott A. Francis	Vice President, Chief Accounting Officer and Secretary	2019 2018	$ $	182,885 175,000	$ $	(9) –	$ $	‒ 15,000	$ $	11,220 –	$ $	‒ –	$ $	15,144 12,350	$ $	209,249 202,350

Donald E. Kinison	President of the Telco Segment	2019 2018	$ $	210,769 180,000	$ $	(9) –	$ $	‒ ‒	$ $	18,700 ‒	$ $	‒ –	$ $	16,538 13,375	$ $	246,007 263,375

David L. Humphrey	Former President and Chief Executive Officer (8)	2019 2018	$ $	- 429,763	$ $	‒ -	$ $	‒ 15,000	$ $	- ‒	$ $	‒ –	$ $	- 13,310	$ $	- 458,073

(1)
The amounts shown are director and Company officer compensation and represent the total fair value of the stock award of 11,450 shares on the date of the grant to directors for fiscal 2018.  The fair value of the stock awards is amortized over the 12-month holding period to compensation expense in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the years ended September 30, 2019 and 2018 for stock awards.  The fair value of the stock awards was based on the closing market prices of the stock on the dates of the grants.

(2)
The amounts shown represent expenses recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 for stock option awards.  There were no forfeitures of stock options in fiscal 2019.  All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to Consolidated Financial Statements for the year ended September 30, 2019.

(3)	Represents amounts paid by the Company on behalf of an officer for matching contributions to the Company’s qualified 401(k) plan plus an auto allowance received during the year.
(4)
The salary of Mr. Hart for fiscal year 2018 is from his date of hire on July 2, 2018.  The restricted stock award reflected in fiscal year 2018 represents restricted stock granted to Mr. Hart as a member of the Company’s Board of Directors.

(5)	On March 1, 2019, the Company hired Mr. Brown as the Chief Financial Officer. Therefore, the salary for fiscal year 2019 is from his date of hire of March 1, 2019.
(6)	Mr. Brown was paid $40,500 as a contractor by the Company from December 31, 2018 through February 28, 2019 which is included in all other compensation.
(7)
On March 1, 2019, the Company named Mr. Empey as the President of the Wireless Segment.  Mr. Empey transitioned as an employee to the Company from the Fulton Technologies, Inc. acquisition on January 4, 2019.  Therefore, the salary for fiscal year 2019 is from his date of hire of January 4, 2019.

(8)
On July 2, 2018, Mr. Humphrey resigned as the Company’s President and Chief Executive Officer as well as from the Company’s Board of Directors. The salary of Mr. Humphrey for fiscal year 2018 is through his resignation date of July 2, 2018 and reflects his severance payment of $180,243.

(9)
2019 bonuses have been earned, but not yet paid. The 2019 bonuses have been earned as follows: Mr. Hart, $105,000; Mr. Brown, $66,000; Mr. Empey, $55,000; Mr. Francis, $36,000; and Mr. Kinison, $55,000.

Potential Payments Upon Termination or Change of Control
We have entered into employment/severance agreements with Mr. Hart, Mr. Brown, Mr. Empey, Mr. Francis, and Mr. Kinison. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.
Under these agreements, payment of benefits will occur in most situations where the employee is terminated without cause or is terminated or resigns in connection with a Change in Control of the Company.  Mr. Hart, in this event, will be paid the amount of his annual base salary immediately preceding the termination without cause or Change of Control.  For the other executives, they will be paid the amount of 50% of their annual base salary immediately preceding the termination without cause or Change of Control.  Most executive equity awards which are subject to vesting provide for accelerated vesting upon the occurrence of a change in control.
“Change of Control” as used in these agreements has a fairly customary definition designed to reflect that a fundamental change in beneficial ownership or control of the Company has occurred. Specifically, the agreements incorporate the term a “change of control event”, as defined in United States Treasury Regulations (“Regulations”) promulgated under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) that results from an event in which a person comes to be the owner, directly or indirectly, of 50% or more of outstanding voting securities of the Company or its parent company or the transfer or disposition of all or substantially all of the assets of the Company, its parent or their successor or a person, acquires, directly or indirectly, the voting power to elect a majority of the members of the Board of the Company or its parent (other than in the normal course) or any other similar transaction or series of related transactions.
Senior Management Incentive Compensation Plan

Historically, bonuses have been awarded based on meeting specified performance metrics; however, in 2019, the Company went through a number of significant changes that disrupted the use of traditional performance-based metrics, including the sale of the Company’s Cable Segment, the acquisition of Fulton, a services-based business, and substantial management and organizational changes in the Telco Segment. In light of these significant changes and accomplishments, the Compensation Committee recommended to and the Board of Directors approved the award of  discretionary bonuses based generally on success in meeting these restructuring challenges.

In fiscal year 2018, the Compensation Committee set the number of company performance targets, subject to revision at the discretion of the Compensation Committee, to three within the guidelines of the existing plan.  All three of the targets were based on financial targets for our operating segments and had a bonus pool potential ranging from 5% - 50% of the salaries of the named executive officers except for Mr. Don Kinison.  The overall bonus pool was capped at a maximum of 50% and would be allocated as follows:  David Humphrey – 40%, David Chymiak – 32% and Scott Francis – 28%.  Mr. Kinison, who was hired in May 2017, was on a guaranteed commission arrangement for fiscal year 2018.

2020 Executive Compensation Plan

On December 4, 2019, the Compensation Committee unanimously approved the 2020 Executive Compensation Plan (the “2020 Executive Compensation Plan”), as described in detail below, and recommended to the Board of Directors, who adopted and approved the 2020 Executive Plan as described.  The 2020 Executive Compensation Plan is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. The 2020 Executive Compensation Plan framework includes the following elements:  a base salary component, an annual cash bonus plan with both performance-based and discretionary components, and equity-based awards under the Company’s 2015 Incentive Stock Plan primarily in the form of restricted stock grants. The goal is to have approximately 50% of the executives’

performance award to be paid in cash and 50% in equity to ensure both a short- and long-term view of the Company.

Base Salaries

Base salaries of the Company’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by compensation surveys, reports, and research of similarly-sized companies and other sources. The Compensation Committee reviewed and considered reports generated by the NACD Director Compensation Blue Ribbon Commission and the Pearl-Meyer Director Compensation Board when making recommendations to increase Director Compensation, as contemplated by Proposal #4 in this Proxy Statement. Base salaries are generally reviewed annually with the results of each fiscal year and adjustments are made effective as of January 1 following the fiscal year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries, the Committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees. The Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

The following table shows the base salary to be paid to each Named Executive Officer (“NEO”) for Fiscal Year 2020:

Named Executive	Title	Fiscal Year 2020 Base Salary

Joseph E Hart	CEO	$ 300,000

Kevin Brown	CFO	$ 240,000

Don Kinison	President – Telco Segment	$ 220,000

Colby Empey	President – Wireless Segment	$ 220,000

Scott Francis	Chief Accounting Officer	$ 180,000

Annual Bonus Plan

Bonuses are to be paid under this annual bonus plan to NEOs and other senior executives following the end of each fiscal year based on achievement in relation to objective financial goals set at the beginning of each fiscal year.  These bonuses are intended to provide senior executives with an opportunity to receive additional cash compensation upon attainment of pre-established performance goals.

At the beginning of each fiscal year, the Committee determines what objective performance measures it will use to assess performance by the Company overall and by each business unit. In addition, the Committee assigns a percentage weight to the various measures that are applied when determining the total bonus to be paid to each executive. The Committee concurrently determines specific goals for each of these performance measures. Most performance measures for business unit performance have three goals to which achievement is compared, defined as “threshold,” “target” and “maximum,” with “target” goals generally being equal to the Company’s budget for that performance measure.

Cash Bonus Compensation of Named Executive Officers

The potential fiscal year 2020 bonuses for the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer will be based on overall Company consolidated performance. Each business unit leader will typically be paid a bonus based on the performance of the business unit he/she manages. A weighting may be applied to overall Company consolidated performance and/or minimum performance triggers may be set to ensure the Company has adequate cash flow and consolidated results. Whether and to what extent bonus compensation is paid to them is determined following the end of the fiscal year. With respect to these measures, the Compensation Committee will compare annual results to goals, and a bonus will be paid if annual performance is generally at least 80% of the target goal for that performance measure.

Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the Committee determines a “threshold”, “target” and “maximum” bonus opportunity that may be earned by each executive as a percentage of their base salary if actual performance exceeds applicable threshold performance goals. In fiscal year 2020, the “target” annual bonus opportunity for the Senior Executives ranges from 40% to 70% of their respective base salaries, and their respective “maximum” bonus opportunity are approximately 60% to 100% of their respective target bonus opportunity if actual achievement equals or exceeds maximum performance goals.

Cash Bonus Targets Pursuant to the Fiscal Year 2020 Annual Bonus Plan

The table below presents the bonus opportunity under the Annual Bonus Plan for the five NEOs as a percentage of their respective base salaries upon achievement of “target” goals for each performance measure (weighted as indicated above), the dollar value of the opportunity at target achievement, and the actual amount paid in cash to the NEOs based on actual achievement in relation to goals for performance measures under the Company’s fiscal year 2020 Annual Bonus Plan.

Named Executive (1)	Title	Fiscal Year 2020 Base Salary	Bonus Opportunity as % of 2020 Base Salary at 100% “Target” Achievement	Dollar Value of Bonus Opportunity at “Target” Achievement

Joseph E. Hart	CEO	$300,000	70%	$210,000

Kevin Brown	CFO	$240,000	50%	$120,000

Don Kinison	President – Telco Segment	$220,000	50%	$110,000

Colby Empey	President – Wireless Segment	$220,000	50%	$110,000

Scott Francis	Chief Accounting Officer	$180,000	50%	$72,000

(1) In 2019, the Company entered into employment agreements with each NEO. The agreements provide for a base salary and bonus percentage.  Actual bonuses will be paid as approved by the Board of Directors based on annual results.  In addition, the agreement entitles each NEO to a severance benefit which is described in this Proxy Statement in the section captioned “Potential Payments Upon Termination/Change in Control.

Annual Cash Bonus Plan at Threshold, Target and Maximum Levels:
Named Executive	Title	Fiscal Year 2020 Base Salary	Bonus Opportunity as % of 2020 Base Salary at 80% “Threshold” Achievement	Dollar Value of Bonus Opportunity at “Threshold” Achievement	Bonus Opportunity as % of 2020 Base Salary at 100% “Target” Achievement	Dollar Value of Bonus Opportunity at “Target” Achievement	Bonus Opportunity as % of 2020 Base Salary at 125% “Maximum” Achievement	Dollar Value of Bonus Opportunity at “Maximum” Achievement

Joseph E. Hart	CEO	$300,000	30%	$90,000	70%	$210,000	100%	$300,000

Kevin Brown	CFO	$240,000	20%	$48,000	50%	$120,000	70%	$168,000

Don Kinison	President – Telco Segment	$220,000	20%	$44,000	50%	$110,000	70%	$154,000

Colby Empey	President – Wireless Segment	$220,000	20%	$44,000	50%	$110,000	70%	$154,000

Scott Francis	Chief Accounting Officer	$180,000	20%	$36,000	50%	$90,000	60%	$108,000

Discretionary Bonuses

The Committee and the Board believe the most appropriate approach to paying annual bonus compensation is one in which executives are measured against predetermined objective performance measures and performance goals. However, from time to time, in limited and extraordinary circumstances, the Committee and the Board also believe, it is in the best interest of the Company and its shareholders to pay discretionary bonuses to Management based on strong performance outside of the stated Targets.

Overview of Long-Term Incentive Compensation

Senior Executives are given the opportunity to receive long-term incentive compensation allowing them to participate in the company’s success / equity through the granting of Restricted Stock Awards (“RSAs”) under the 2015 Incentive Stock Plan (assuming shareholders vote to amend the 2015 Incentive Stock Plan to add additional shares):

•
RSAs will be time-vested annually over a three-year period beginning one year after each award is made. RSA’s will allow the executives to own and participate in the company’s equity performance over time.

•
RSAs are granted in addition to the NEO’s annual cash performance bonus in order to balance both the short-term and long-term goals of the Company. The three-year vesting of the RSAs help the Company retain key executives, as they must remain with the company for the RSAs to vest.

•
The number of shares granted to each NEO annually is determined by dividing each NEOs LTI Target (or other amount as determined by the compensation committee) by the current share price on the grant date of the RSA.  The committee can choose to defer or postpone the issuance of RSAs based on Company or NEO’s performance and is subject to the availability of shares.

•
The grant date and amount will be determined by the committee each year based on Company and Individual Performance, with the goal of issuing shares after the Compensation Committee’s review of the Annual financials and determination of each Executive’s award.

2021 Target RSA Example if Share Price is $3.50 per Share (Based on 2020 Performance)

Named Executive	Title	Salary	Target as % of Salary	Target LTI Target Bonus Amount	2021 Grant # of Shares (assumes $3.50 Share Price
Joseph E. Hart	CEO	$300,000	70%	$210,000	60,000
Kevin Brown	CFO	$240,000	50%	$120,000	34,286
Don Kinison	President - Telco Segment	$220,000	50%	$110,000	31,429
Colby Empey	President - Wireless Segment	$220,000	50%	$110,000	31,429
Scott Francis	Chief Accounting Officer	$180,000	50%	$90,000	25,714

Other Compensation

In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all our other U.S.-based employees, our Senior Executives receive other compensation in various forms, primarily the following:

•	An annual matching contribution of up to 5% of each executive’s personal contribution to the Company’s 401(k) Plan up to the first 5% of the personal contribution.
•	A company provided car or car allowance
•	Other forms of compensation as dictated by the needs of the business.

The Compensation Committee, as part of the 2020 Executive Compensation Planning Process also approved a director compensation plan which is described in Proposal #4 of this Proxy Statement.

Outstanding Equity Awards at September 30, 2019

The following table reflects the outstanding stock options held by the named executive officers of the Company as of September 30, 2019.  The named executive officers do have restricted stock (see the Restricted Stock Awards listed in the Summary Compensation Table on page 18), and none of the stock options reported in the table are subject to performance-related conditions.

Named Executive Officer	Number of Securities Underlying Options which are Exercisable	Number of Securities Underlying Options which are Unexercisable	Option Exercise Price	Option Expiration Date
Joseph E. Hart	200,000	–	$1.36	9/13/2028
Kevin D. Brown (1)	‒	75,000	$1.31	3/31/2029
Colby J. Empey (1)	‒	75,000	$1.31	3/31/2029
Scott A. Francis	50,000	–	$2.45	4/2/2022
	50,000	‒	$3.21	4/3/2024
	‒	30,000	$1.28	12/27/2028
Donald E. Kinison	33,334	16,666	$1.79	5/2/2027
	‒	50,000	$1.28	12/27/2028

(1)
Mr. Brown and Mr. Empey are each owed an additional 25,000 options at a $1.31 option exercise price per the terms of an outstanding option agreement.  These shares will be awarded assuming shareholders vote to amend the 2015 Incentive Stock Plan to add additional shares.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of HoganTaylor as our independent registered public accounting firm to examine our financial statements for the fiscal year ending September 30, 2020.

Representatives from HoganTaylor will attend the Annual Meeting to answer appropriate questions and make statements if they desire.

Recommendation of the Board of Directors:
The Board of Directors recommends a vote FOR the ratification of the appointment of HoganTaylor.

PRINCIPAL ACCOUNTING FEES AND SERVICES

HoganTaylor audited our financial statements for the fiscal years ended September 30, 2019 and 2018.  Our Audit Committee considered whether the provisions for the tax services and other services by HoganTaylor were compatible with maintaining their independence and determined that they were.

Fees Incurred by the Company for Services Performed by Audit Firms

The following table shows the fees incurred for the years ended September 30, 2019 and 2018 for professional services provided by HoganTaylor for the audits of our annual financial statements as well as other professional services.

	2019	2018
Audit Fees(1)	$141,300	$126,500
Audit-Related Fees(2)	76,953	1,000
Tax Fees(3)	37,250	33,045
All Other Fees	‒	925
Total	$255,503	$161,470

1)
Audit Fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with the issuance of comfort letters, consents, and assistance with review of documents filed with the SEC.

2)
Audit-Related Fees represent reimbursements of travel and other costs associated with audit services.  For 2019, these fees also include audit work performed for Fulton Technologies, Inc. and travel-related expenses associated with this work as part of the due diligence process in connection with the asset acquisition of Fulton Technologies, Inc.

3)	Tax Fees represent fees for annual tax return preparation and research of tax related matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. During the year, the Audit Committee approved all of the services performed by the independent registered public accounting firm.  The fees billed for these services approximated 100% of the pre-approved amounts.

Before engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of the following four categories of services to the Audit Committee for approval:

1.
Audit services include audit work performed on the financial statements, internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.
Other Fees are those associated with services not captured in the other categories.  We generally do not request such services from the independent registered public accounting firm other than the annual audit of our Defined Contribution Plan.

Before engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 3
APPROVAL OF OUR PROPOSED AMENDMENT TO
2015 INCENTIVE STOCK PLAN

The Board of Directors is requesting that the shareholders approve the proposed amendment (the “Amendment”) to the ADDvantage Technologies Group, Inc. 2015 Incentive Stock Plan. In January 2015, the Board of Directors adopted the 2015 Incentive Stock Plan to attract and retain key employees and directors, to provide an additional incentive to each key employee and director, to work to increase the value of the Company’s stock, and to provide each key employee and director with a stake in the future of the Company. The 2015 Incentive Stock Plan was approved and adopted on March 4, 2015 at the Annual Meeting of the shareholders. The Amendment to the 2015 Incentive Stock Plan will increase the number of shares of common stock reserved for issuance under the Incentive Stock Plan from 500,000 shares to 1,500,000 shares of common stock.

On December 4, 2019, the Board of Directors unanimously approved the Amendment, subject to approval by the Company’s shareholders at the Annual Meeting. In order for the Amendment of the 2015 Incentive Stock Plan to take effect, it must be approved by the Company’s shareholders. If this Amendment is not approved by the Company’s shareholders, the 2015 Incentive Stock Plan will continue to operate according to its terms. However, almost all of the shares originally reserved to the 2015 Incentive Stock Plan have been issued.  Accordingly, unless the shareholders approve the Amendment, the Company will not be able to offer equity incentive compensation to its key employees and directors.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide for an Amendment to the 2015 Incentive Stock Plan to continue to attract and retain key employees and directors, to provide additional incentive to each key employee and director, to work to increase the value of the Company’s stock, and to provide each key employee and director with a stake in the future of the Company.

Reasons for the Proposed Amendments

The Company will utilize the increased number of shares of common stock to attract and retain key employees and directors and to ensure that management maintains a reasonable level of equity as the Company grows and uses equity to raise capital and engage in other opportunistic business ventures, should the opportunity arise. Almost all of the shares originally reserved to the 2015 Incentive Stock Plan have been issued.  Therefore, the approval of the Amendment is necessary in order for the Company to be able to offer equity incentive compensation to key employees and directors in the future.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares cast at the Annual Meeting. Broker non-votes are counted towards a quorum but will have no effect on the outcome of the vote for this Proposal No. 3.

Recommendation of the Board of Directors:
The Board of Directors recommends a vote FOR the approval of the amendment to the 2015 Incentive Stock Plan.

PROPOSAL NO. 4
PROPOSAL TO APPROVE DIRECTOR COMPENSATION PLAN

On December 4, 2019, the Compensation Committee unanimously approved and recommended to the Board of Directors, who also approved a revised director compensation plan, as part of the 2020 Executive Compensation Plan. The Director Compensation Plan, if approved, will be effective as of April 1, 2020. If the director compensation plan is not approved by the Company’s shareholders, director compensation will continue forward at substantially current rates. If approved by the shareholders, our non-employee directors will receive compensation in the manner set forth below.

Proposed Director Compensation

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (5)	Total Compensation
Thomas J. Franz	$20,000	$50,000	$70,000
David E. Chymiak	$20,000	$50,000	$70,000
James C. McGill, Nonexecutive Chairman (1)	$25,000	$50,000	$75,000
John M. Shelnutt (2)	$20,000	$50,000	$70,000
David W. Sparkman (3)	$30,000	$50,000	$80,000
Timothy S. Harden (4)	$20,000	$50,000	$70,000

(1)
James C. McGill and the Company entered into a Letter Agreement on October 8, 2018, which provides that Mr. McGill will receive annual compensation in the form of $75,000 cash and $75,000 in shares of restricted stock for serving as Chairman of the Board.  The shares will be delivered 20% per year over five years.
Mr. McGill received his first $15,000 of restricted stock on October 8, 2018, but he has not yet received his $15,000 of restricted stock on October 8, 2019 as the Company does not have enough stock under the 2015 Incentive Stock Plan. If Proposal #3 is approved, the shares owed to Mr. McGill will be granted to him effective as of October 8, 2019.

(2)
In addition to the annual compensation to be paid to Mr. Shelnutt in 2020 as set forth in the table above, and subject to the approval of Proposal No. 3, Mr. Shelnutt will be awarded a one-time Restricted Stock Award in the amount of 50,000 shares, vesting in equal increments over a three year period. This one-time award is being granted to Mr. Shelnutt because of his recent addition to the Board of Directors. The purpose of this one-time award is to attract and retain quality leadership. Further, the award to Mr. Shelnutt will immediately align his individual interests with the short-term and long-term interests of the shareholders.

(3)	Mr. Sparkman will receive a cash payment $30,000, by reason of his service as Chairman of the Audit Committee.
(4) (5)
In addition to the annual compensation to be paid to Mr. Harden in 2020 as set forth in the table above, and subject to the approval of Proposal No. 3, Mr. Harden will be awarded a one-time Restricted Stock Award in the amount of 50,000 shares, vesting in equal increments over a three year period. This one-time award is being granted to Mr. Harden pending shareholder approval of his addition to the Board of Directors. The purpose of this one-time award is to attract and retain quality leadership. Further, the award to Mr. Harden will immediately align his individual interests with the short-term and long-term interests of the shareholders.
The RSAs made under the proposed director compensation plan vest after one year.

Reasons for Changes to Director Compensation.

Based on the review of similarly-situated companies, the Board believes that current director compensation is substantially below that of its peer group.  The Board of Directors believes that the increase in director compensation reflected in the director compensation plan is necessary in order to bring director compensation more in line with that of similarly-situated companies and to allow the Company to retain and attract qualified directors. It is also designed and proposed to bring director compensation more in line with peer groups in the microcap space. Of 298 microcap companies surveyed in the report generated by the Pearl-Meyer Director Compensation Board, the median director compensation was $120,000 per year in 2018. Median director compensation was $66,000 in 2005. The Compensation Committee is recommending an increase from approximately $30,000 to $70,000 to close the gap on competitive director compensation. The committee also recommends putting a higher percentage of director compensation in equity in order to more closely align the Board of Directors with shareholder interests.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares not held by directors and employees of the Company. Accordingly, broker non-votes and abstentions will have the same effect as a vote Against Proposal No. 4.

Recommendation of the Board of Directors:
The Board of Directors recommends a vote FOR the approval of the 2020 Director Compensation Plan.

PROPOSAL NO. 5
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe executive compensation is an important matter for our shareholders.  A fundamental principle of our executive compensation philosophy and practice continues to be pay for performance.  An executive officer’s compensation package is comprised of two components: (i) a base salary, which reflects individual performance and expertise, and (ii) incentive awards, tied to the achievement of certain performance goals that the Compensation Committee establishes from time to time.  We believe that this type of compensation program is consistent with our strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns.  We urge you to read the “Compensation of Directors and Executive Officers” and “2020 Executive Compensation Plan” sections of this Proxy Statement for additional details on our executive compensation.

In accordance with the requirements of Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”) and the related rules of the SEC, we are including in this proxy statement a separate proposal, commonly known as a “say-on-pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay practices by voting for or against the resolution below.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.  As an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.  The Company currently holds its say-on-pay vote every three years.  Shareholders have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years.  As currently scheduled, the next say-on-pay vote would take place in 2023, and the next advisory vote on the frequency of say-on-pay votes will be in 2026.

If you abstain from voting on this matter, your abstention will have the effect of a vote against the proposal.  If you hold your shares through a broker and you do not instruct the broker how to vote on this proposal, your broker does not have authority to vote your shares.  Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

Recommendation of the Board of Directors:

The Board of Directors endorses our executive compensation program, as disclosed in this Proxy Statement, and recommends that our shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the Company’s 2020 Annual Meeting, pursuant to Item 402(m) through (q) of Regulation S-K, including the compensation tables and narrative discussion, be, and hereby is, APPROVED.”

PROPOSAL NO. 6
ADVISORY VOTE ON FREQUENCY OF
EXECUTIVE COMPENSATION VOTE

As discussed above in Proposal No. 5, executive compensation is an important matter for our shareholders. Companies are required to provide a separate shareholder advisory vote once every six years to determine whether the shareholders’ say-on-pay vote should occur every year, every two years or every three years.  As an advisory vote, this proposal is non-binding on us.  Our Board of Directors could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote.  However, we expect that our Board of Directors will consider the outcome of the vote when determining how often to hold a shareholder advisory vote on our executive compensation.

Our executive compensation program is not complex and, largely due to our size, we have only five members of our executive management team.  Accordingly, our Board of Directors has concluded that holding an advisory vote on executive compensation every three years should be sufficient to permit shareholders to express their opinions while, at the same time, minimizing the administrative costs of such votes.

Shareholders are not voting to approve or disapprove the recommendation of the Board that the say-on-pay vote be held every two years, but, rather, to express their own preference. The Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

Recommendation of the Board of Directors:

Our Board of Directors unanimously recommends that you vote that the shareholder vote on executive compensation to be held every “3 YEARS”.  Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

If you want to include a shareholder proposal in the proxy statement for the 2021 annual meeting, it must be delivered to our executive offices, 1430 Bradley Lane, Suite 196, Carrollton, Texas, 75007, on or before October 1, 2020.  In addition, if you wish to present a proposal at the 2020 annual meeting that will not be included in our proxy statement and you fail to notify us by December 15, 2020, then the proxies solicited by our Board for the 2021 annual meeting will include discretionary authority to vote on your proposal in the event that it is properly brought before the meeting.

OTHER MATTERS

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposal discussed above.  If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Only one annual report and proxy statement are being delivered to multiple shareholders who share one address, unless we have received instructions to the contrary.  We will promptly provide a separate copy of the annual report and proxy statement to a shareholder at a shared address to which single copies were delivered upon request sent in writing to ADDvantage Technologies Group, Inc., c/o Shareholder Relations, 1430 Bradley Lane, Suite 196, Carrollton, Texas, 75007, or by calling (918) 251-9121.  If you wish to receive a separate annual report and proxy statement in the future, or if you currently receive multiple copies of the annual report and proxy statement and wish to request delivery of only single copies, you may notify us at the same address or phone number.

You can obtain a copy of our Annual Report on Form 10-K for the year ended September 30, 2019 at no charge by sending your request in writing to ADDvantage Technologies Group, Inc., c/o Scott A. Francis, Vice President, Chief Accounting Officer & Secretary, 1430 Bradley Lane, Suite 196, Carrollton, Texas, 75007.   This document and other information may also be accessed from our website at www.addvantagetechnologies.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on March 18, 2020

Our proxy statement, our form of proxy, our annual report on Form 10-K and shareholder letter are available at http://materials.proxyvote.com/006743.  We initially filed our proxy statement with the Securities and Exchange Commission on January 28, 2020.  Subsequent to that filing, Mr. Harden indicated his willingness to serve on our Board of Directors subject to receiving shareholder approval, and we amended our proxy statement in order to provide information regarding Mr. Harden as a nominee to the board.  Shareholders who desire to see a copy of the proxy statement as initially filed with the Commission on January 28, 2020 may review the same on the Commission’s website at https://www.sec.gov/Archives/edgar/data/874292/000144526020000003/0001445260-20-000003-index.htm.

PROXY
ADDVANTAGE TECHNOLOGIES GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph E. Hart and Kevin D. Brown, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ADDvantage Technologies Group, Inc. (the “Company”) held of record by the undersigned on January 22, 2020 at the Annual Meeting of Shareholders of the Company to be held at 9:00 am CST on March 18, 2020, at the corporate office of ADDvantage Technologies Group, Inc., 1430 Bradley Lane, Carrollton, TX 75007, and at any and all adjournments or postponements thereof.

1.	Election of directors.

FOR all nominees listed below (except as indicated to the contrary below and subject to the discretion of the proxy as provided herein).

David E. Chymiak	Thomas J. Franz	Joseph E. Hart
Timothy S. Harden David W. Sparkman	James C. McGill	John M. Shelnutt

WITHHOLD AUTHORITY to vote for all the nominees above.
Instructions:  To withhold authority for any individual nominee or nominees, write their name(s) here:

2.	Proposal to ratify the appointment of HoganTaylor as our independent registered public accounting firm for fiscal 2020.

FOR          AGAINST   ABSTAIN

3.	Proposal to approve an amendment to the Company’s 2015 Incentive Stock Plan increasing the authorized number of shares of common stock under the plan by 1,000,000 shares.

FOR          AGAINST   ABSTAIN

4. Proposal to approve director compensation plan.

FOR          AGAINST   ABSTAIN

5. Proposal to approve, on an advisory basis, the compensation of our named executive officers.

FOR          AGAINST   ABSTAIN

6.	Proposal to approve, on an advisory basis, the frequency of seeking approval for our executive office compensation.

1 YEAR	2 YEARS	3 YEARS ABSTAIN

7.	In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted at the Annual Meeting or any adjournments or postponements thereof as directed herein by the undersigned shareholder.  If no specifications are made, this Proxy will be voted For Proposals 1, 2, 3, 4 and 5, and 3 YEARS for Proposal 6.  This Proxy is revocable at any time before it is exercised.

IMPORTANT:  Please date this and sign this Proxy exactly as name appears to the left.  If shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give title as such.   If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:  , 2020

Signature(s)

Signature(s)

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.